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                                                                   Exhibit 10.34

ROSETTA

June 21, 1997

Dr. Stephen H. Friend, M.D., Ph.D.
Fred Hutchinson Cancer Research Center
110 Fairview Ave. N. MS M-477

Seattle, WA 98104

Dear Stephen:

         On behalf of Rosetta Biosystems, Inc. (the "COMPANY"), I am pleased to offer you the position of Acting President and Chief Scientific Officer of the Company. Speaking for myself, as well as the other members of the Company's Board of Directors, we are all very impressed with the job you have done to get the Company organized and financed and we look forward to your future success in this position.

         The terms of your new position with the Company are as set forth below:

         1.       POSITION.

                  a. You will become the Acting President and Chief Scientific Officer of the Company, working out of the Company's headquarters office in Kirkland, Washington. As Acting President, you will have overall responsibility for the operations of the Company. You will report to the Company's Board of Directors. You understand that the Company intends to hire a full-time President and/or Chief Executive Officer, and that at such time, your title and responsibilities will be advised appropriately to, at a minimum, Senior Vice President and Chief Scientific Officer.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. However, nothing in this letter agreement will prevent you from -accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed


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on a national stock exchange or from continuing to provide services necessary to fulfill existing obligations to the Fred Hutchinson Cancer Research Center (FHCRC).

         2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on July 1, 1997. It is understood that you are currently on a one-year leave of absence from the Fred Hutchinson Cancer Research Center, and your continued involvement in the Company's affairs after that time will be negotiated in good faith by yourself and the Company.

         3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         4. COMPENSATION.

                  a. BASE SALARY. You will be paid a monthly salary of $12,500 (less applicable withholding), which is equivalent to $150,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company). On July 1, you will also be paid $15,000 in consideration of the time you have spent involved in assisting with the formation and financing of the Company.

                  b. BONUS. You will be eligible to receive an incentive in accordance with the Company's policies in effect from time to time, as determined by the Board of Directors.

                  c. ANNUAL REVIEW. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

         5. STOCK OPTIONS; FOUNDER'S STOCK.

                  a. INITIAL SHARES. In connection with the founding of the Company, the Company sold you ____________ shares of the Company's Common Stock ("Shares").

                  b. SUBSEQUENT OPTION GRANTS. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

         6. BENEFITS.

                  a. INSURANCE BENEFITS. The Company will provide you with standard medical and dental insurance benefits, as well as life insurance in an amount equivalent to that which you currently receive at the Fred Hutchinson Cancer Research Center. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification


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Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

                  b. VACATION. You will be entitled to paid vacation each year in accordance with the Company's standard terms and conditions.

                  c. AUTO ALLOWANCE. You will also be entitled to a monthly car allowance of $500.00 during the term of your employment.

         7. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

         8. SEVERANCE AGREEMENT. If your employment is terminated by the Company or its successor for any reason other than cause, as determined by the Company's Board of Directors, you will be entitled to receive continuation of your base salary and insurance benefits for six months following the date of termination of your employment.

         9. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

         10. AT-WILL EMPLOYMENT. Notwithstanding the Company's obligation described in Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

         We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Sincerely yours,                                     Accepted and Agreed:

/s/

John J. King, II                                              /s/
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Senior Vice President and                            Stephen H. Friend
Chief Operating Officer                              Date:    JULY 10, 1997
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